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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 AMENDMENT NO. 2


                         MCI Communications Corporation
             (Exact name of registrant as specified in its charter)



        Delaware                                     52-0886267
(State of incorporation or organization)         (I.R.S. Employer
                                                  Identification No.)



1801 Pennsylvania Avenue, N.W., Washington, D.C.         20006
 (Address of principal executive offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                          None
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                                       (Title of Class)


Securities to be registered pursuant to Section 12(g) of the Act:

   Title of each class                  Name of each exchange on which
   to be so registered                  each class is to be registered

Preferred Stock Purchase Rights               NASDAQ National Market



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                                        1





Item 1.  Description of Securities to be Registered

                  On November 9, 1997, MCI Communications Corporation (the "Company") and WorldCom, Inc. ("WorldCom") entered into an Agreement and Plan of Merger, dated as of November 9, 1997 (the "Merger Agreement"), pursuant to which, subject to the satisfaction of the terms and conditions thereof, the Company will merge with and into a wholly-owned subsidiary of WorldCom (the "Merger").

                  In connection with the Merger Agreement, the Company executed Amendment No. 3 (the "Rights Amendment") to the Rights Agreement, dated as of September 30, 1994, with Morgan Guaranty Trust Bank of New York, as Rights Agent (as amended, the "Rights Agreement"). The Rights Amendment provides that WorldCom will not become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of: (i) the approval, execution or delivery of the Merger Agreement or (ii) the consummation of the Merger. The Rights Amendment also provides that the Rights will expire immediately prior to the effective time of the Merger. A summary of the Company's Preferred Stock Purchase Rights (the "Rights"), as amended, follows.

                                Summary of Rights

                  On September 30, 1994, the Board of Directors of MCI Communications Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.10 per share and Class A common stock, par value $.10, of the Company (the "Common Shares"). The payment of the dividend of the Rights was subject to the closing of the transactions contemplated by the Amended and Restated Investment Agreement dated as of January 31, 1994 (the "Investment Agreement") between the Company and British Telecommunications plc ("BT"), which has now occurred. The rights dividend was distributed on October 11, 1994 (the "Record Date") to the stockholders of record on that date. Prior to the Distribution Date (as defined below), the Rights will also be attached to all future issuances of Common Shares. Each Right entitles the registered holder to purchase from the Company one-hundredth of a share of Series E Junior Participating Preferred Stock, par value $.10 per share (the "Preferred Shares"), of the Company at a price of $100 per one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

                  The  Rights   will  become   exercisable   on  the  date  (the
"Distribution Date") that is the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person", which term shall not include WorldCom or any of its affiliates which would otherwise become Acquiring Persons solely by reason of:
(x) the approval, execution or delivery of the Merger Agreement or (y) the


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                                        2

consummation of the Merger) has acquired beneficial ownership of 10% or more of the outstanding Common Shares (more than 20.1% of the outstanding Common Shares in the case of share acquisitions by British Telecommunications plc ("BT") or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Common Shares. The Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate together with a copy of this Summary of Rights.

                  The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date
(or  earlier  redemption  or  expiration  of  the  Rights),   new  Common  Share
certificates issued after the Record Date upon transfer or new issuances of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and thereafter such separate Right Certificates alone will evidence the Rights. The Rights Agreement provides that anything therein or in the Rights to the contrary notwithstanding, Rights may be issued subsequent to the Distribution Date under certain circumstances as set forth in the Rights Agreement.

                  The Rights are not exercisable until the Distribution Date. The Rights will expire on September 30, 2004 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. In addition, the Rights Amendment provides that the Rights will expire immediately prior to the effective time of the Merger.

                  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

                  The number of outstanding Rights are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

                  Preferred Shares purchasable upon exercise of the Rights will not be redeemable, except as otherwise provided under Section 9 of the Company's Certificate of Incorporation. Each Preferred Share will be entitled to a preferential quarterly dividend payment of the greater of $1 per share or 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a preferential liquidation payment of the greater of $100 per share or 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. These rights are protected by customary antidilution provisions.

                  Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

                  In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will become void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

                  In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

                  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made


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                                        4

based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

                  At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), provided that pursuant to the Company's Certificate of Incorporation, during the four years following the closing of the transactions with BT, contemplated under the Investment Agreement so long as any shares of Class A Common Stock remain outstanding, such redemption will also require the affirmative vote of the holders of 75% of all the Company's outstanding voting securities. In addition, under the Investment Agreement, during the six years thereafter, the Company has agreed with BT that, without BT's consent, it will not redeem the Rights unless it has followed certain auction procedures set forth in the Investment Agreement. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

                  Subject to certain consent rights of BT under the Company's Certificate of Incorporation and the Investment Agreement under certain circumstances, for so long as Rights are then redeemable, the Company may, except with respect to the redemption price, amend the Rights in any manner. After the Rights are no longer redeemable the Company may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights or cause the Rights again to become redeemable.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.




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                                        5

Item 2.  Exhibits

                  1. Agreement and Plan of Merger, dated as of November 9, 1997, among WorldCom, Inc. ("WorldCom"), MCI Communications Corporation (the "Company") and TC Investments Corp. (Incorporated by reference to
                           Exhibit 2 to registrant's Current Report on Form 8-K/A filed November 14, 1997).

                  2. Rights Agreement, dated as of September 30, 1994, as amended, between the Company and Mellon Bank, N.A., as Rights Agent. The Rights Agreement includes as Exhibit A the form of Right Certificate. Pursuant to the Rights Agreement, Right Certificates will not be distributed until after the Distribution Date (as defined therein). (Incorporated by reference to Exhibit 4(a) to registrant's registration statement on Form 8-A filed October 4, 1994).

                  3. Amendment No. 1, dated as of November 3, 1996, to Rights Agreement, dated as of September 30, 1994, between the Company and Mellon Bank, N.A., as Rights Agent. (Incorporated by reference to Exhibit 2 to registrant's registration statement on Form 8-A/A filed November 20, 1996).

                  4. Amendment No. 2, dated as of August 20, 1997, to Rights Agreement, dated as of September 30, 1994 and amended, between the Company and Morgan Guaranty Trust Company of New York, as Rights
                           Agent.

                  5. Amendment No. 3, dated as of November 9, 1997, to Rights Agreement, dated as of September 30, 1994 and amended, between the Company and Morgan Guaranty Trust Company of New York, as Rights
                           Agent.



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                                        6


                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

MCI COMMUNICATIONS CORPORATION


By:  /s/ Edward G. Freitag
Name:  Edward G. Freitag
Title:  Assistant Secretary

November 20, 1997

                                                   EXHIBIT INDEX


Exhibit No.                            Description

         1. Agreement and Plan of Merger, dated as of November 9, 1997, among WorldCom, Inc. ("WorldCom"), MCI Communications Corporation (the "Company") and TC Investments Corp. (Incorporated by reference to Exhibit 2 to registrant's Current Report on Form 8-K/A filed November 14, 1997).

         2. Rights Agreement, dated as of September 30, 1994, as amended, between the Company and Mellon Bank, N.A., as Rights Agent. The Rights Agreement includes as Exhibit A the form of Right Certificate. Pursuant to the Rights Agreement, Right Certificates will not be distributed until after the Distribution Date (as defined therein). (Incorporated by reference to Exhibit 4(a) to registrant's registration statement on Form 8-A filed October 4, 1994).

         3. Amendment No. 1, dated as of November 3, 1996, to Rights Agreement, dated as of September 30, 1994, between the Company and Mellon Bank, N.A., as Rights Agent. (Incorporated by reference to Exhibit 2 to registrant's registration statement on Form 8-A/A filed November 20, 1996).

         4. Amendment No. 2, dated as of August 20, 1997, to Rights Agreement, dated as of September 30, 1994 and amended, between the Company and Morgan Guaranty Trust Company of New York, as
                          Rights Agent.

         5. Amendment No. 3, dated as of November 9, 1997, to Rights Agreement, dated as of September 30, 1994 and amended, between the Company and Morgan Guaranty Trust Company of New York, as Rights Agent.

Exhibit 4

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


                  THIS AMENDMENT NO. 2, dated as of August 20, 1997, is between MCI COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), and MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Rights Agent").


                                    Recitals

                  A. The Company and Mellon Bank, N.A., as Rights Agent, are parties to a Rights Agreement dated as of September 30, 1994, as amended by Amendment No. 1 dated as of November 3, 1996 (the "Rights Agreement").

                  B. Mellon Bank, N.A. and Morgan Guaranty Trust Company of New York are parties to an Assignment Agreement dated as of May 27, 1997 pursuant to which Mellon Bank, N.A. assigned all of its right, title and interest in and to the Rights Agreement to Morgan Guaranty Trust Company of New York.

                  C. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.


                  Accordingly,   the  Rights  Agreement  is  hereby  amended  as
follows:

                  1. Amendment of Section 1(j). Section 1(j) of the Rights Agreement is amended to read in its entirety as follows:

                           "(j) 'Exempt Person' shall mean (i) the Company, (ii)
                  any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity or trustee holding Common Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company or (v) BT and any of its Affiliates, so long as neither BT nor any of its Affiliates is the Beneficial Owner of any Common Shares other than (A) Common Shares which BT and its Affiliates are the Beneficial Owner solely by reason of the Agreement and Plan of Merger dated as of November 3, 1996, as amended by the Amendment Agreement dated as of February 14, 1997 and by the Amendment Agreement No. 2 dated as of August 21, 1997 (the "Merger Agreement") among the Company, BT and a wholly owned subsidiary of BT and
                  (B) any Common Shares beneficially owned by BT and its Affiliates as of August 21, 1997. Notwithstanding any provision of this Rights Agreement


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                                        2

                  to the contrary, no Distribution Date or Shares Acquisition Date shall be deemed to have occurred, neither BT nor any of its Affiliates shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to Sections 3(a), 7(a), 11(a) or 13(a), of this Rights Agreement solely by reason of (X) the approval, execution or delivery of the Merger Agreement or (Y) the consummation of the merger pursuant to the Merger Agreement; provided that in the event that BT or any of its Affiliates becomes the Beneficial Owner of any Common Shares in any manner other than as set forth above, the provisions of this sentence (other than this proviso) shall not be applicable."

                  2. Effectiveness. This Amendment shall be deemed effective as of August 21, 1997 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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                                        3


                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                            MCI COMMUNICATIONS CORPORATION


                                              /s/ C. Bolton-Smith, Jr.
                                            Name:  C. Bolton-Smith, Jr.
                                            Title: Secretary


                                            MORGAN GUARANTY TRUST COMPANY
                                            OF NEW YORK


                                             /s/ Joseph D. Dooley
                                            Name:  Joseph D. Dooley
                                            Title:  Vice President

Exhibit 5

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

                  THIS AMENDMENT No. 3, dated as of November 9, 1997, is between MCI COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), and MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Rights Agent").


                                    Recitals

                  B. The Company and the Rights Agent are parties to a Rights Agreement dated as of September 30, 1994, as amended (the "Rights Agreement").

                  C. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

                  Accordingly,   the  Rights  Agreement  is  hereby  amended  as
follows:


                  1. Amendment of Section 1(j). Section 1(j) of the Rights Agreement as amended to read in its entirety as follows:

                           "(j) `Exempt Person' shall mean (i) the Company, (ii)
                  any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity or trustee holding Common Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company or (v) WorldCom, Inc., a Georgia corporation ("WorldCom"), and any of its Affiliates, so long as neither WorldCom nor any of its Affiliates is the Beneficial Owner of any Common Shares other than (A) Common Shares which WorldCom and its Affiliates are the Beneficial Owner solely by reason of the Agreement and Plan of Merger (the "WorldCom Merger Agreement") dated as of November 9, 1997 among the Company, WorldCom and a wholly owned subsidiary of WorldCom and (B) any Common Shares beneficially owned by
                  WorldCom and its Affiliates as of November 9, 1997. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date or Shares Acquisition Date shall be deemed to have occurred, neither WorldCom nor any of its Affiliates shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to Sections 3(a), 7(a), 11(a) or 13(a), of this Rights Agreement solely by reason of (X) the approval, execution or delivery of the WorldCom Merger Agreement or (Y) the consummation of the merger pursuant to the

                  WorldCom Merger Agreement; provided that in the event that WorldCom or any of its Affiliates becomes the Beneficial Owner of any Common Shares in any manner other than as set forth above, the provisions of this sentence (other than this proviso) shall not be applicable."

                  2. Amendment of Section 7(a). Paragraph (a) of Section 7 of the Rights Agreement is amended by (x) deleting the word "or" immediately preceding clause (iii) therein and (y) adding the following new phrase immediately following clause (iii) therein: "or (iv) immediately prior to the Effective Time (as defined in the WorldCom Merger Agreement).

                  3. Effectiveness. This Amendment No. 3 shall be deemed effective as of November 9, 1997 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  4. Miscellaneous. This Amendment No. 3 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment No. 3 may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment No. 3 is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 3 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the date and year first above written.


MCI COMMUNICATIONS CORPORATION


 /s/ Edward G. Freitag
Name:  Edward G. Freitag
Title:  Assistant General Counsel and
          Assistant Secretary


MORGAN GUARANTY TRUST COMPANY
    OF NEW YORK


  /s/ Joseph D. Dooley
Name:  Joseph D. Dooley
Title:  Vice President